Exhibit 5.1

March 4, 2021

BTCS Inc.

9466 Georgia Avenue #124

Silver Spring, MD 20901

Attention: Charles Allen

Re: BTCS Inc. / Offering

Ladies and Gentlemen:

We have represented BTCS Inc., a Nevada Corporation (the “Company”), in connection with the offering and sale of up to 9,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and accompanying warrants to purchase up to 7,125,000 shares of Common Stock (the “Warrant Shares”) immediately exercisable at an exercise price of $1.15 per share (the “Warrants”) pursuant to the Registration Statement on Form S-3 (File No. 333-252509) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated March 2, 2021, and filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, each as currently in effect, unanimous board consent, the form of Warrant and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

The opinions expressed herein are limited to the Nevada Revised Statutes as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

(1) The shares of Common Stock are validly issued, fully paid, and non-assessable.

(2) The Warrants are valid and binding obligations of the Company.

SEACOAST BANK BUILDING

3001 PGA Boulevard | Suite 305 | Palm Beach Gardens, Florida 33410

Telephone (561) 686-3307 | Facsimile (561) 420-0062 | www.nasonyeager.com

PALM BEACH GARDENS • BOCA RATON

BTCS, Inc.

March 4, 2021

(3) The Warrant Shares, when certificates representing such Warrant Shares have been duly executed, countersigned, registered, and delivered upon exercise of the Warrants, in accordance with their respective terms, for the consideration provided for therein, will be validly issued, fully paid, and non-assessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission for incorporation by reference into the Registration Statement.

Sincerely yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
NASON, YEAGER, GERSON, HARRIS
& FUMERO, P.A.